EXHIBIT 4.5

THIRD AMENDED AND RESTATED DESIGNATIONS OF PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

INVISA, INC.

The undersigned, Edmund C. King, certifies that:

1.     He is the President and Chief Executive Officer of Invisa, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation").

2.     Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors adopted a resolution to create a series of preferred stock designated as Series B Convertible Preferred Stock. A Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock was filed with the Nevada Secretary of State on August 31, 2005 and subsequently amended and restated by that certain Amended and Restated Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock filed with the Nevada Secretary of State on May 12, 2010, and further amended and restated by that certain Second Amended and Restated Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock filed with the Nevada Secretary of State on March 7, 2014.

3.     Pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, at a meeting held on April 28, 2014 adopted a resolution to amend and restate the rights, preferences, privileges and restrictions of, the Corporation's Series A Preferred Stock, as provided in this Third Amended and Restated Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock (the “Resolution”). The Resolution and this Third Amended and Restated Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock have been approved by unanimous consent of the holders of shares of the Corporation’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, which constitutes the approval of the class of stock being amended and each class of stock which, before the amendment, is senior to the class being amended as to the payment of distributions upon dissolution of the Corporation as required pursuant to Nevada Revised Statutes Section 78.1955.

4.     The Resolution is as follows:

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

         (a)     Designation. The series of Preferred Stock is hereby designated Series B Convertible Preferred Stock (the "Series B Preferred Stock").

         (b)     Authorized Shares. The number of authorized shares constituting the Series B Preferred Stock shall be Ten Thousand (10,000) shares of such series.

         (c)     Face Value. The Series B Preferred Stock shall have a face value of one hundred dollars ($100) per share (the “Series B Face Value”).

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         (c)     Dividends. The holder of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Nothing herein shall obligate or require the Board of Directors to declare a dividend for the Series B Preferred Stock.

         (d)     Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, the Series B Preferred Stock shall be: (i) equal to the liquidation preference of the Series A Preferred Stock and Series C Preferred Stock, and (ii) senior to the liquidation preference of all other classes of preferred or common stock of the Company (the “Series B Liquidation Preference”). The Series B Liquidation Preference shall be in an amount equal to the Series B Face Value. At the option of the Holders of the Series B Preferred Stock, a merger (except into a subsidiary), sale of all or substantially all of the assets of the Company, reorganization or other transaction in which control of the Company is transferred may be deemed to be a liquidation, dissolution or winding up for purposes of this Section. Distribution equal to the Series B Face Value constitutes payment in full to the holders of the Series B Preferred Stock.

         (e)     Voting Rights. Except as otherwise required by law, each outstanding share of Series B Preferred Stock shall have the right to 2,500 votes on matters that come before the shareholders.

         (f)     Conversion.

                  (i)     Conversion Shares. The Series B Preferred Stock has a fixed conversion price of $0.60 per share resulting in the number of shares of common stock to be issued upon conversion equaling 166.66 shares of common stock for each share of Series B Preferred Stock (i.e., the Series B Face Value divided by sixty cents ($0.60) per share)(the “Series B Conversion Shares”) The Series B Conversion Shares will be proportionately adjusted upon a common stock split or common stock dividend after the date hereof. Any fractional shares shall be rounded-up to a whole share.

                  (ii)      Right to Convert. The Holder of Series B Preferred Stock may convert the Series B Preferred Stock into Series B Conversion Shares at any time by providing written notice to the Company.

         (h)     Severability. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

3.     The number of authorized shares of Preferred Stock of the Corporation is five million (5,000,000) shares and the number of shares of Series B Preferred Stock designated and authorized hereby is Ten Thousand (10,000) shares of which 2,702 shares of Series B Preferred Stock are currently outstanding.

The undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.

Executed at Sarasota, Florida on this 29th day of April 2014.

/s/ Edmund C. King
Print Name: Edmund C. King
Title: President and Chief Executive Officer

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